Exhibit 99.1

DoubleVerify Appoints Gary Swidler to its Board of Directors

NEW YORK, NY – Dec. 21, 2023 – DoubleVerify (“DV”) (NYSE: DV), a leading software platform for digital media measurement, data and analytics, today announced the appointment of Gary Swidler to its board of directors. Swidler will be a member of the Audit Committee.

“We’re excited to have Gary join the DoubleVerify board,” said Mark Zagorski, CEO, DoubleVerify. “His extensive finance, strategy and corporate development experience, along with a proven track record of leadership in the digital media space, make him a significant addition. His insights and guidance will help us continue to grow our leadership position and drive our global expansion plans.”

Swidler is currently the President and CFO at Match Group, Inc., managing finance, accounting, tax, treasury, strategy, corporate development, investor relations, corporate communications and ad sales. Since joining Match Group in 2015, he has held various key roles, including COO and CFO, before being appointed President and CFO in January 2023.

"I am honored and excited to join DoubleVerify's board," said Gary Swidler. "The company is on a clearly defined path to propel the digital advertising industry forward with transparency and integrity. I look forward to contributing to the team’s incredible success in this dynamic industry.”

Prior to Match Group, Swidler spent 18 years at Bank of America Merrill Lynch in investment banking, and began his career at the law firm Wachtell, Lipton, Rosen & Katz in New York City.

Swidler will officially join the board effective February 20, 2024.

About DoubleVerify

DoubleVerify (“DV”) (NYSE: DV) is a leading software platform for digital media measurement and analytics. Our mission is to make the digital advertising ecosystem stronger, safer and more secure, thereby preserving the fair value exchange between buyers and sellers of digital media. Hundreds of Fortune 500 advertisers employ our unbiased data and analytics to drive campaign quality and effectiveness, and to maximize return on their digital advertising investments – globally. Learn more at www.doubleverify.com.

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